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                                  EXHIBIT 10 C


                       FEE AGREEMENT WITH RICHARD O. WEED

                                  FEE AGREEMENT

This Fee Agreement is between Client and Lawyer as follows:

Client:
Name:   Scientific NRG, Inc., a Minnesota corporation
Address 2651 Dow Avenue
               Tustin, California 92680
Telephone      (714) 730-3555
Facsimile      (714) 730-3817

Lawyer:
Richard 0. Weed Archer & Weed Special Project Counsel
711 Poinsettia Avenue, First Floor Corona del Mar, California 92625-2533 Telephone (714) 760-1615 Facsimile (714) 760-3161

Lawyer has agreed to provide services to Client with respect to the following matters. With respect to the two private companies Client has already approached about financing or a business combination, Lawyer will perform professional services related to documenting the transaction. This would include preparation and/or review of the agreements between the parties, reviewing and updating the corporate minutes, attending meetings between the parties, and preparation of the due diligence materials. Client agrees to pay Lawyer $140 per hour for these services. Out of pocket expenses will be paid by Client at cost.

Further, Lawyer will approach additional companies or individuals in similar lines of business about a possible business combination, equity infusion, or loan. Lawyer will perform professional services related to documenting the transaction as mentioned above. Client agrees to pay Lawyer $140 per hour plus a success fee of 5% of the transaction. Out of pocket expenses will be paid by Client at cost.

Lawyer may perform additional services for Client from time to time at Client's request. Client agrees to pay Lawyer $140 per hour for these services. Out of pocket expenses will be paid by Client at cost.

Lawyer agrees that Client, in its discretion, may elect to compensate Lawyer in common stock of Scientific NRG, Inc., a Minnesota corporation instead of cash. Lawyer agrees with Client that during the relationship the price per share of common stock of Scientific NRG, Inc. shall be $0.04 per share or the then current bid price quoted by a market maker in Scientific NRG's shares. Client agrees to cooperate in filing a registration statement on Form S-8, if available, covering Lawyer's shares after a trading market for the shares develops. In the meantime, Lawyer agrees to accept restricted shares instead of cash for Lawyer's fee.


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At all times, the fees will be based upon the reasonable value of Lawyer's services as determined in accordance with the American Bar Association Model Code of Professional Responsibility and the California State Code of Professional Responsibility.

Each month, Lawyer will send Client a statement that will include a summary statement of the kinds of services rendered during the relevant period. Lawyer will maintain back-up documentation for all expenses. Client agrees to pay Lawyer's invoices within 10 days of receipt.

Involvement of Client

Client expects to be kept closely involved with the progress of Lawyer's services in this matter. Lawyer will keep Client apprised of all material developments in this matter, and, in the case of litigation or administrative proceedings, will provide sufficient notice to enable a representative to attend meetings, conferences, hearings and other proceedings. A copy of all correspondence in the course of Lawyer's services will be forwarded to Client.

There may be times when Lawyer will need to obtain information from Client. All requests for access to documents, employees, or other information shall be granted without unreasonable delay.

Termination

Client shall have the right to terminate Lawyer's engagement by written notice at any time. Lawyer has the same right to terminate this engagement, subject to an obligation to give Client reasonable notice to permit it to obtain alternative representation or services and subject to applicable ethical provisions. Lawyer will be expected to provide reasonable assistance in effecting a transfer of responsibilities to the new attorney.

Dated: May 29, 1996

Client
Scientific NRG, Inc.


/s/ Malcolm L. Fickel
-------------------------------
By: Malcolm L. Fickel
Its: Chairman and Chief Executive Officer

Lawyer


/s/ Richard 0. Weed
-------------------------------
Richard 0. Weed


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                                  ARCHER & WEED
                             Special Project Counsel
        4695 MACARTHUR COURT, SUITE 530, NEWPORT BEACH, CALIFORNIA 92660
                TELEPHONE (714) 475-9086 FACSIMILE (714) 475-9087
                      EMAIL: SPECIALPROJECTCOUNSEL@MSN.COM

WRITER'S DIRECT NUMBER
  (714) 475-9088
                                  July 6, 1998

Mr. Jonathan D. Forgy
President
Scientific NRG, Incorporated
2246 Lindsay Way
Glendora, CA 91740

        RE: Fees for Professional Services

Dear Jonathan:

        Please let this letter formalize our agreement as to the outstanding balance of $10,274 that is due and owing as of June 30, 1998 for professional services and the estimated fee of $40,000 for professional services to be rendered through June 30, 1999.

        At your suggestion, I have agreed to accept 102,740 shares of common stock of Scientific NRG, Inc. as full payment for the current balance. Further, I have agreed to perform an additional $40,000 worth of professional services on behalf of the company in exchange for 400,000 shares of common stock of Scientific NRG, Inc. The Company has agreed to promptly register the foregoing shares with the SEC on Form S-8.

        If the foregoing accurately reflects our understanding, please indicate by your signature below and return by fax a copy of this letter. Thank you.

                                            Very truly yours,


                                            /s/ Richard O. Weed
                                            Richard O. Weed
Approved and Agreed to
Scientific NRG, Inc.



/s/ Jonathan D. Forgy
Jonathan D. Forgy
President


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